EXHIBIT 99.1

Curtiss-Wright Announces New Segment Structure; Reaffirms 2013 Guidance and Issues Initial 2014 Guidance

  New structure under the "One Curtiss-Wright" vision launches transition to integrated, market-facing global diversified industrial company
  Company reaffirms Full Year 2013 guidance for Sales, Operating Income, Diluted EPS and Free Cash Flow
  Company expects Full Year 2014 Sales growth of 6-8%, Operating Income growth of 13-18% and Diluted EPS growth of 14-20%; Free Cash Flow growth of 22-30% to $140-150 million

PARSIPPANY, N.J., Dec. 11, 2013 (GLOBE NEWSWIRE) -- Curtiss-Wright Corporation (NYSE:CW) announced today the transition to a new segment structure for a more strategically aligned, market-facing Curtiss-Wright. The Company will be comprised of Commercial/Industrial, Defense and Energy segments effective January 1, 2014.

A summary of the 2013 and 2014 guidance is provided below:

	2013E Guidance	2014E Guidance	% Growth
Total Sales	$2.48 - $2.52 billion	$2.65 - $2.70 billion	6 - 8%
Operating Income	$232 - $240 million	$267 - $278 million	13 - 18%
Interest Expense	$39 - $40 million	$39 - $40 million
Effective Tax Rate	32.0%	32.0%
Diluted Earnings per Share	$2.75 - $2.85	$3.20 - $3.35	14 - 20%
Diluted Shares Outstanding	47.6 million	48.4 million
Free Cash Flow	$110 - $120 million	$140 - $150 million	22 - 30%

Note: All figures presented on a continuing operations basis

"I am pleased to announce the new 'One Curtiss-Wright' vision and our transition to the future segment structure as an integrated, market-facing global diversified industrial company," said David C. Adams, President and CEO of Curtiss-Wright Corporation. "We are at an inflection point in our history whereby Curtiss-Wright has the ability to significantly expand shareholder value, as we take the Company to heights of performance in margin expansion and operational excellence, along with a balanced capital deployment strategy."

Once instituted, this new segment structure will replace the current segment structure, as follows:

  Flow Control segment: The oil and gas and nuclear aftermarket businesses will become the new Energy segment. The Naval defense, new build power generation and general industrial businesses will move to the new Defense segment. The commercial aerospace business will move to the new Commercial/Industrial segment.
  Controls segment: The commercial aerospace and general industrial businesses will shift to the Commercial/Industrial segment and the defense business will shift to the new Defense segment.
  Surface Technologies segment: All businesses will move to the new Commercial/Industrial segment.

Investor Day 2013

Beginning at 8:00 am EST this morning, Curtiss-Wright is hosting an Investor Day and conducting a live webcast to discuss the Company's strategic overview and future vision. The live webcast will conclude at approximately 11:45 am.

The event features presentations by Curtiss-Wright's executive management team, as well as presentations on the Company's diversified end markets by several of the VP/General Managers of the operating units.

Access to the webcast and the accompanying slide presentations will be posted under 'Events and Webcasts' in the Investor Relations section of Curtiss-Wright's website at www.curtisswright.com. For those unable to participate in the live event, a webcast replay will be available on the Company's website beginning three hours after the conclusion of the event.

About Curtiss-Wright Corporation

Curtiss-Wright Corporation (NYSE:CW) is an innovative engineering company that provides highly engineered, critical function products, systems and services in the areas of flow control, motion control and surface treatment technologies to the defense, energy and commercial/ industrial markets. The legacy company of Glenn Curtiss and the Wright brothers, Curtiss-Wright has a long tradition of design and manufacturing innovation and prides itself on long-standing customer relationships. The company employs approximately 10,000 people worldwide. For more information, visit www.curtisswright.com.

Certain statements made in this release and in the presentation materials, including statements about future revenue, financial performance guidance, annual revenue, net income, operating income growth, future business opportunities, cost saving initiatives, the successful integration of our acquisitions, and future cash flow from operations, are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These statements present management's expectations, beliefs, plans and objectives regarding future financial performance, and assumptions or judgments concerning such performance. Any discussions contained in this press release, except to the extent that they contain historical facts, are forward-looking and accordingly involve estimates, assumptions, judgments and uncertainties. Such forward-looking statements are subject to certain risks and uncertainties that could cause actual results to differ materially from those expressed or implied. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date hereof. Such risks and uncertainties include, but are not limited to: a reduction in anticipated orders; an economic downturn; changes in competitive marketplace and/or customer requirements; a change in government spending; an inability to perform customer contracts at anticipated cost levels; and other factors that generally affect the business of aerospace, defense contracting, electronics, marine, and industrial companies. Such factors are detailed in the Company's Annual Report on Form 10-K for the fiscal year ended December 31, 2012, and subsequent reports filed with the Securities and Exchange Commission.

This press release and additional information are available at www.curtisswright.com.

CONTACT: Jim Ryan
         (973) 541-3766